FRP HOLDINGS, INC./NEWS

Contact:                   John D. Baker III

                               Chief Financial Officer                                                                        904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 1, 2021 –

Fourth Quarter Operational Highlights

•	Finished shell construction and began lease-up on The Coda, the first building in our Bryant Street joint venture in Washington, DC
•	Purchased 55 acres for future industrial development in Aberdeen, MD

Fourth Quarter Consolidated Results of Operations

Net income for the fourth quarter of 2020 was $393,000 or $.04 per share versus $2,453,000 or $.25 per share in the same period last year. The fourth quarter of 2020 was impacted by the following items:

•	Operating expense includes a $250,000 credit for settlement of environmental claims on our Anacostia property while the same quarter last year had $463,000 of related professional fees.
•	Interest income decreased $1,062,000 primarily due to $441,000 reduced bond interest and the same quarter last year including $358,000 realized gains on bond sales and $302,000 interest income on federal and state tax refunds.
•	Interest expense increased $893,000 due to accelerated amortization of deferred loan fees at Dock 79 in anticipation of early refinancing in the first quarter of 2021. Loss attributed to non-controlling interest included our partner’s share of this cost.
•	Loss on joint ventures increased $1,245,000 primarily due to an $885,000 increased loss at the Maren (including $792,000 depreciation and $189,000 accelerated deferred loan fees in anticipation of early refinancing in 2021) and a $369,000 increased loss at Bryant Street from completion of construction of the first phase and lease-up efforts during the quarter.

Fourth Quarter Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019 and sold last quarter. Cranberry Run is a

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five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 87.6% leased and occupied. Total revenues in this segment were $658,000, up $201,000 or 44.0%, over the same period last year. Operating profit was $36,000, up $249,000 from an operating loss of ($213,000) in the same quarter last year. This improvement is primarily due to an $81,000 loss at 1801 62nd St in the same quarter last year prior to being fully leased and occupied as well as improved leasing and occupancy at Cranberry compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,383,000 versus $2,274,000 in the same period last year. Total operating profit in this segment was $2,089,000, an increase of $50,000 versus $2,039,000 in the same period last year.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

•	We are in the PUD entitlement process for our 118-acre tract in Hampstead, Maryland, now known as “Hampstead Overlook.” Hampstead Overlook received Concept Plan approval from the Town of Hampstead for 164 single and 91 town home residential units in February 2020, and the project is currently under Preliminary Plan review with the governing agencies.
•	Last quarter we received permit entitlements for two industrial buildings at Hollander Business Park totaling 145,750 square feet. We have started construction and anticipate shell completion in the third quarter of 2021.
•	We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 46.7% leased and 44.3% occupied.
•	We are the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” We have committed up to $3.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Entitlements for the development of the property are complete, and a homebuilder is under contract to purchase all the 126 recorded building lots. The first phase of settlement occurred in May 2020, resulting in a $2.67 million principal and interest payment, with subsequent payments of $1.13 million in principal and interest payments in the third quarter. Currently all principal and $322,605 in accrued interest has been repaid.
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•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” We have committed up to $18.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Amber Ridge will hold 187 town homes. We are currently pursuing entitlements, mass grading the site, and have two homebuilders under contract to purchase all 187 units upon completion of development infrastructure.
•	In April 2018, we began construction on Phase II of our RiverFront on the Anacostia project, now known as “The Maren,” a 14-story project with 264 residential units and 6,937 net leasable square feet of ground floor retail. Lease-up commenced in earnest in the second week of March 2020, and the building received its final certificate of occupancy at the end of September 2020. At the end of the quarter, the Maren’s residential units were 87.02% leased, and 82.44% occupied.
•	In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development in northeast Washington, DC known as “Bryant Street.” The project is comprised of four buildings, with 487 units and 85,681 net leasable square feet of retail. FRP contributed $32 million in common equity and another $23 million in preferred equity to the joint venture. Construction began in February 2019 and as of the end of the quarter was 92% complete. Bryant Street is currently on time, within budget, and expected to be complete in the fourth quarter of 2021. The Coda, the first of our four buildings at Bryant Street received a temporary certificate of occupancy in December, and leasing efforts are under way. This project is located in an opportunity zone and has allowed the Company to defer $14.9 million in taxes associated with the sale of our industrial assets.
•	In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as “1800 Half Street.” The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with the sale of our industrial assets. In June 2020, we closed on a $74 million construction loan. We began construction at the end of August 2020 and expect the building to be complete in the third quarter of 2022.
•	In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development. Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as “Riverside.” FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction began in February 2020 and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as “.408 Jackson.” It will have 4,700 square feet of retail and is located across the street from Greenville’s minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction began in May 2020 and
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should be complete in the third quarter of 2022.  Both projects are qualified opportunity investments and will defer a combined $4.3 million in taxes.

•	In November 2020, the Company purchased 55 acres in Aberdeen, Maryland adjacent to our Cranberry Run Business Center for $10.5 million. The project is undergoing a 12-month annexation process into the Town of Aberdeen with annexation expected in 2022. Upon annexation, the project will be entitled for industrial development capable of supporting over 625,000 square feet of industrial product. The acquisition was a part of 1031 exchange from the sale proceeds of 1801 62nd street which deferred $3.8 million in taxable gain. This will expand our land bank and allow the Company to continue its industrial development program after we finish developing our remaining inventory at Hollander Business Park

Stabilized Joint Venture Segment:

Dock 79’s average residential occupancy for the quarter was 94.17%, and at the end of the quarter, Dock 79’s residential units were 94.10% leased and 95.70% occupied. This quarter, 60.38% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Net Operating Income this quarter for this segment was $1,552,000, down $269,000 or 14.77% compared to the same quarter last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet.  Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in suburban Richmond, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. Fourth quarter distributions were $85,000. The project is a qualified 1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive.

Impact of the COVID-19 Pandemic.

The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. Our Dock 79 and The Maren properties in Washington, D.C. suffered the principal impacts to our business from the pandemic during 2020 due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. It is possible that these same conditions may impact our ability lease retail spaces at Bryant Street. We anticipate that these impacts will continue for at least the first half of 2021.

Calendar Year Operational Highlights

•	Highest revenue total in mining royalties segment history
•	Sold four properties for a total of $20.8 million and a gain on sale of $9.3 million
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•	Began construction on Half Street joint venture in Washington, DC and our two joint ventures in Greenville, SC
•	Completed construction on The Maren joint venture in Washington, DC and the building is 87.02% leased, and 82.44% occupied
•	Finished shell construction and began lease-up on The Coda, the first building in our Bryant Street joint venture in Washington, DC
•	Purchased 55 acres for future industrial development in Aberdeen, MD

Calendar Year 2020 Consolidated Results of Operations.

Net income for 2020 was $11,615,000 or $1.21 per share versus $16,177,000 or $1.63 per share in the same period last year. Income from discontinued operations for 2019 was $6,856,000 or $.69 per share. Income from continuing operations increased $1,800,000 or 20% and was impacted by the following items:

•	Operating expense includes a $250,000 credit for settlement of environmental claims on our Anacostia property while related professional fees decreased $161,000.
•	Corporate expense stock compensation of $1,372,000 compared to $232,000 in the same period last year due the timing of stock grants.
•	Loss on joint ventures increased $3,736,000. This is primarily due to $3,036,000 increased loss at the Maren and a $1,557,000 increased loss at Bryant Street. Included in this loss is:
o	$1,946,000 depreciation at the Maren
o	$189,000 accelerated deferred loan fees at the Maren in anticipation of early refinancing in 2021
o	$702,000 for our share of preferred interest in Bryant Street,
o	$511,000 loss on phase 1 of Bryant Street due to completion of construction of the first building as well and lease-up efforts during the quarter,
o	$254,000 of interest income in 2019 prior to the funds being deployed,
o	This loss was partially offset by improved results at our joint venture with St. John Properties of $384,000, an increase in Hickory Creek distributions of $216,000, and $255,000 interest income generated in our opportunity zone investments prior to the funds being deployed.
•	Gain on sale of $9,170,000 compared to $661,000 in the same period last year primarily due to the sale of the three remaining lots at our Lakeside Business Park, 1801 62nd Street, Gulf Hammock, and 87 acres from our Ft. Myers property.

Calendar Year 2020 Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and

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1801 62nd Street which joined this segment on April 1 of 2019, but was sold in July 2020. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 87.6% leased and occupied. Total revenues in this segment were $2,747,000, up $557,000 or 25.4%, over the same period last year. Operating loss was ($2,000), down $448,000 from an operating loss of ($450,000) in the same period last year. This improvement is primarily due to profits at 1801 62nd Street this year prior to its sale compared to losses during lease-up in the prior year as well as improved leasing and occupancy at Cranberry Run, partially offset by higher allocation of corporate expenses.

Mining Royalty Lands Segment:

Total revenues in this segment were $9,477,000 versus $9,438,000 in the same period last year. Total operating profit in this segment was $8,341,000, a decrease of $180,000 versus $8,521,000 in the same period last year. The primary reason for this decrease is an increase in overall corporate expenses as well as the allocation of these expenses due to discontinued operations.

Stabilized Joint Venture Segment:

Dock 79’s average residential occupancy for 2020 was 93.13%, and at the end of the year, Dock 79’s residential units were 94.10% leased and 95.70% occupied. Through 2020, 57.14% of expiring leases renewed with an average increase in rent on those renewals of 0.31% due to the mandated rent freeze on renewals that went into effect in March. Net Operating Income for this segment was $6,652,000, down $515,000 or 7.2% compared to the same period last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Distributions for Hickory Creek were $339,000 in 2020. The project is a qualified 1031 like-kind exchange investment in a Delaware Statutory Trust of which the Company is a 26.659% beneficial owner.

Summary and Outlook

Looking back on a very strange and very sad year, we count ourselves fortunate to have fared as well as we did. Aggregates royalties had its best year ever in 2019, and under the best of circumstances, we would have considered it a challenge to match those numbers in 2020. Yet despite a pandemic and negative economic growth, and despite losing double minimums at Lake Louisa, this segment surpassed 2019’s record revenue and was within 2.5% of last year’s operating profit.

Like our royalties business, the lease-up of the Maren exceeded the expectations we had prior to the pandemic. In a pre-COVID world, we expected the process to take roughly a year and a half. Yet in less than a year, we are 87.02% leased and 82.44% occupied and closing in on stabilization.

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We have not been immune to the realities and financial consequences of life in a pandemic. Of all our assets, Dock 79 was most affected. For most of 2020, the District of Columbia has enforced COVID-related emergency protocols, which, among other things, have frozen rents in place on any apartment renewals. Because our apartments come up for renewal two months prior to the end of the lease, the effects of this rent freeze will extend at least through the first quarter of 2021. The current environment has been less than ideal for our three retail tenants. After reopening, there was no baseball attendance to drive traffic to their businesses and winter weather has mitigated the appeal and availability of outdoor seating. They are, however, still operating, and occupancy at Dock 79 remains above 90% and renewals are in line with where they were prior to the pandemic. We believe that the rapid lease-up of the Maren and the continued success of Dock 79 speak to the quality of these assets and the desirability of their location. Despite major construction and no baseball, waterfront real estate still demands a premium, and as working from home becomes more and more common, it is possible that the environment afforded by these assets has only served to increase their appeal.

Industrial has responded well to the pandemic, as evidenced by the sale in July of 1801 62nd Street at Hollander Business Park for $12.3 million. We had no issues with tenants paying rent and do not expect to. We had some concerns regarding our office tenants, but every tenant is currently paying rent and the only issue we had with back rent is one tenant who owes $6,500 for the month of April.

We are nearly a year into this pandemic, and we have been extremely fortunate. This year saw the completion and accelerated lease up of our next phase on the Anacostia; we completed four property sales for a total of $20.8 million; and for the third year in a row we had our highest ever mining royalties revenue. Like everyone else, we have encountered pandemic-related headwinds that we will continue to grapple with. It is unclear when people will again be able to congregate at Dock 79 before a baseball game. The appeal of the amenities at Bryant Street—access to public transportation and a movie theater—has been altered significantly. As we approach the second year of a post-COVID world, the future is decidedly murky. Will government assistance be enough to hold economic distress at bay? Will single-party control of congress finally usher in a long-awaited infrastructure bill? Will a vaccine send COVID-19 into the dustbin of history alongside SARS and Swine Flu, or will it be with us forever like the common cold or the flu? Only time will tell on these questions and countless others. What is comforting is that this company has the safety net of substantial cash reserves to weather nearly any storm. We also believe strongly in the long-term viability of our business and its assets. To that end, in 2020, the Company repurchased 510,145 shares at an average cost of $41.78 per share.

Subsequent Event

The Company has a pending transaction set to finalize in March 2021 to refinance the mortgage currently in place at Dock 79 and place permanent financing on The Maren. If completed, the $92 million loan for Dock 79 will have a term of 12 years and will reduce the interest rate on the current Dock 79 loan from 4.125% to 3.03% but will require a prepayment penalty of $900,000 on the existing $90 million loan. Under its current mortgage, Dock 79 is set to begin principal payments in November 2021. This is an interest-only loan and would defer any principal payments until at least 2033. This

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transaction would also secure $88 million in long-term, interest-only financing for The Maren for a term of 12 years and an interest rate of 3.03%. As a result of this transaction, the Company would also be repaid the $13.75 million in preferred equity that it supplied the joint venture along with roughly $2.3 million in accrued interest payments.

Conference Call

The Company will host a conference call on Thursday, March 4, 2021 at 9:00 a.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 16539702) within the United States.  International callers may dial 1-334-323-9871 (passcode 16539702).  Computer audio live streaming is available via the Internet through this link http://stream.conferenceamerica.com/frp030421. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp030421.mp3. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 98897780. Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and

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construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2020	2019	2020	2019
Revenues:
Lease revenue	$3,470	3,522	14,106	14,318
Mining lands lease revenue	2,383	2,274	9,477	9,438
Total Revenues	5,853	5,796	23,583	23,756

Cost of operations:
Depreciation, depletion and amortization	1,422	1,465	5,828	5,855
Operating expenses	735	1,390	3,333	4,134
Property taxes	737	735	2,826	2,941
Management company indirect	743	642	2,951	2,514
Corporate expenses	661	628	3,511	2,556
Total cost of operations	4,298	4,860	18,449	18,000

Total operating profit	1,555	936	5,134	5,756

Net investment income, including realized gains of $1, $358, $298 and $949, respectively	1,500	2,562	7,415	8,375
Interest expense	(958)	(65)	(1,100)	(1,054)
Equity in loss of joint ventures	(1,917)	(672)	(5,690)	(1,954)
Gain (loss) on sale of real estate	(159)	(1)	9,170	661

Income from continuing operations before income taxes	21	2,760	14,929	11,784
Provision for income taxes	146	433	4,307	2,962
Income (loss) from continuing operations	(125)	2,327	10,622	8,822

Income from discontinued operations, net	—	7	—	6,856

Net income (loss)	(125)	2,334	10,622	15,678
Loss attributable to noncontrolling interest	(518)	(119)	(993)	(499)
Net income attributable to the Company	$393	2,453	11,615	16,177

Earnings per common share:
Income from continuing operations-
Basic	$(0.01)	0.24	1.11	0.89
Diluted	$(0.01)	0.24	1.11	0.89
Discontinued operations-
Basic	$—	—	—	0.69
Diluted	$—	—	—	0.69
Net income attributable to the Company-
Basic	$0.04	0.25	1.21	1.64
Diluted	$0.04	0.25	1.21	1.63

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,384	9,823	9,580	9,883
-diluted earnings per common share	9,412	9,866	9,609	9,926

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	December 31	December 31
Assets:	2020	2019
Real estate investments at cost:
Land	$91,744	84,383
Buildings and improvements	141,241	147,019
Projects under construction	4,879	1,056
Total investments in properties	237,864	232,458
Less accumulated depreciation and depletion	34,724	30,271
Net investments in properties	203,140	202,187

Real estate held for investment, at cost	9,151	8,380
Investments in joint ventures	167,071	160,452
Net real estate investments	379,362	371,019

Cash and cash equivalents	73,909	26,607
Cash held in escrow	196	186
Accounts receivable, net	923	546
Investments available for sale at fair value	75,609	137,867
Federal and state income taxes receivable	3,994	—
Unrealized rents	531	554
Deferred costs	707	890
Other assets	502	479
Total assets	$535,733	538,148

Liabilities:
Secured notes payable	$89,964	88,925
Accounts payable and accrued liabilities	3,635	2,431
Other liabilities	1,886	1,978
Deferred revenue	542	790
Federal and state income taxes payable	—	504
Deferred income taxes	56,579	50,111
Deferred compensation	1,242	1,436
Tenant security deposits	332	328
Total liabilities	154,180	146,503

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,363,717 and 9,817,429 shares issued and outstanding, respectively	936	982
Capital in excess of par value	56,279	57,705
Retained earnings	308,664	315,278
Accumulated other comprehensive income, net	675	923
Total shareholders’ equity	366,554	374,888
Noncontrolling interest MRP	14,999	16,757
Total equity	381,553	391,645
Total liabilities and shareholders’ equity	$535,733	538,148

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Asset Management Segment:

	Three months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$658	100.0%	457	100.0%	201	44.0%

Depreciation, depletion and amortization	123	18.7%	181	39.6%	(58)	-32.0%
Operating expenses	98	14.9%	158	34.6%	(60)	-38.0%
Property taxes	33	5.0%	70	15.3%	(37)	-52.9%
Management company indirect	197	29.9%	85	18.6%	112	131.8%
Corporate expense	171	26.0%	176	38.5%	(5)	-2.8%

Cost of operations	622	94.5%	670	146.6%	(48)	-7.2%

Operating profit	$36	5.5%	(213)	-46.6%	249	-116.9%

Mining Royalty Lands Segment:

	Three months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$2,383	100.0%	2,274	100.0%	109	4.8%

Depreciation, depletion and amortization	58	2.4%	47	2.1%	11	23.4%
Operating expenses	31	1.3%	24	1.0%	7	29.2%
Property taxes	76	3.2%	68	3.0%	8	11.8%
Management company indirect	75	3.1%	50	2.2%	25	50.0%
Corporate expense	54	2.3%	46	2.0%	8	17.4%

Cost of operations	294	12.3%	235	10.3%	59	25.1%

Operating profit	$2,089	87.7%	2,039	89.7%	50	2.5%

Development Segment:

	Three months ended December 31
(dollars in thousands)	2020	2019	Change

Lease revenue	$290	272	18

Depreciation, depletion and amortization	54	53	1
Operating expenses	(96)	522	(618)
Property taxes	356	308	48
Management company indirect	416	459	(43)
Corporate expense	398	362	36

Cost of operations	1,128	1,704	(576)

Operating loss	$(838)	(1,432)	594

Equity in loss of Joint Venture	(1,996)	(813)	(1,183)
Gain on sale of real estate	—	—	—
Interest earned	987	1,214	(227)

Loss from continuing operations before income taxes	$(1,847)	(1,031)	(816)
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Stabilized Joint Venture Segment:

	Three months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,522	100.0%	2,793	100.0%	(271)	-9.7%

Depreciation, depletion and amortization	1,187	47.1%	1,184	42.4%	3	0.3%
Operating expenses	702	27.8%	686	24.6%	16	2.3%
Property taxes	272	10.8%	289	10.3%	(17)	-5.9%
Management company indirect	55	2.2%	48	1.7%	7	14.6%
Corporate expense	38	1.5%	44	1.6%	(6)	-13.6%

Cost of operations	2,254	89.4%	2,251	80.6%	3	0.1%

Operating profit	$268	10.6%	542	19.4%	(274)	-50.6%

Asset Management Segment:

	Twelve months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,747	100.0%	2,190	100.0%	557	25.4%

Depreciation, depletion and amortization	652	23.7%	708	32.3%	(56)	-7.9%
Operating expenses	430	15.7%	650	29.7%	(220)	-33.8%
Property taxes	124	4.5%	286	13.0%	(162)	-56.6%
Management company indirect	634	23.1%	350	16.0%	284	81.1%
Corporate expense	909	33.1%	646	29.5%	263	40.7%

Cost of operations	2,749	100.1%	2,640	120.5%	109	4.1%

Operating profit	$(2)	-0.1%	(450)	-20.5%	448	-99.6%

Mining Royalty Lands Segment:

	Twelve months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$9,477	100.0%	9,438	100.0%	39	0.4%

Depreciation, depletion and amortization	218	2.3%	177	1.9%	41	23.2%
Operating expenses	74	0.8%	99	1.0%	(25)	-25.3%
Property taxes	267	2.8%	271	2.9%	(4)	-1.5%
Management company indirect	289	3.1%	201	2.1%	88	43.8%
Corporate expense	288	3.0%	169	1.8%	119	70.4%

Cost of operations	1,136	12.0%	917	9.7%	219	23.9%

Operating profit	$8,341	88.0%	8,521	90.3%	(180)	-2.1%

Development Segment:

	Twelve months ended December 31
(dollars in thousands)	2020	2019	Change

Lease revenue	$1,152	1,164	(12)

13

Depreciation, depletion and amortization	214	214	—
Operating expenses	319	768	(449)
Property taxes	1,375	1,226	149
Management company indirect	1,820	1,773	47
Corporate expense	2,108	1,581	527

Cost of operations	5,836	5,562	274

Operating loss	$(4,684)	(4,398)	(286)

Equity in loss of Joint Venture	(5,990)	(2,035)	(3,955)
Gain on sale of real estate	1,877	—	1,877
Interest earned	4,133	2,337	1,796

Loss from continuing operations before income taxes	$(4,664)	(4,096)	(568)

Stabilized Joint Venture Segment:

	Twelve months ended December 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$10,207	100.0%	10,964	100.0%	(757)	-6.9%

Depreciation, depletion and amortization	4,744	46.5%	4,756	43.4%	(12)	-0.3%
Operating expenses	2,510	24.6%	2,617	23.9%	(107)	-4.1%
Property taxes	1,060	10.4%	1,158	10.6%	(98)	-8.5%
Management company indirect	208	2.0%	190	1.7%	18	9.5%
Corporate expense	206	2.0%	160	1.4%	46	28.8%

Cost of operations	8,728	85.5%	8,881	81.0%	(153)	-1.7%

Operating profit	$1,479	14.5%	2,083	19.0%	(604)	-29.0%

Discontinued Operations:

	Three months ended	Twelve months ended
	December 31,	December 31,
	2019	2019
Lease Revenue	$—	460

Cost of operations:
Depreciation, depletion and amortization	—	17
Operating expenses	2	248
Property taxes	(5)	41
Management company indirect	—	—
Corporate expenses	—	—
Total cost of operations	(3)	306

Total operating profit	3	154

Interest expense	—	—
Gain on sale of buildings	6	9,244

Income before income taxes	9	9,398
Provision for income taxes	2	2,542

Income from discontinued operations	$7	6,856

14

Earnings per common share:
Income (loss) from discontinued operations-
Basic	$0.00	0.69
Diluted	$0.00	0.69

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Twelve months ended 12/31/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	2,690	(3,402)	291	8,685	2,358	10,622
Income Tax Allocation	997	(1,262)	476	3,221	875	4,307
Income (loss) from continuing operations before income taxes	3,687	(4,664)	767	11,906	3,233	14,929

Less:
Equity in profit of Joint Ventures	—	—	339	—	—	339
Gains on sale of buildings	3,689	1,877	—	3,604	—	9,170
Unrealized rents	153	—	—	235	—	388
Interest income	—	4,133	—	—	3,282	7,415
Plus:
Unrealized rents	—	—	15	—	—	15
Equity in loss of Joint Venture	—	5,990	—	39	—	6,029
Interest Expense	—	—	1,051	—	49	1,100
Depreciation/Amortization	652	214	4,744	218	—	5,828
Management Co. Indirect	634	1,820	208	289	—	2,951
Allocated Corporate Expenses	909	2,108	206	288	—	3,511

Net Operating Income (loss)	2,040	(542)	6,652	8,901	—	17,051

Net Operating Income Reconciliation
Twelve months ended 12/31/19 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	63	(2,988)	736	6,277	4,734	8,822
Income Tax Allocation	23	(1,108)	458	2,327	1,262	2,962
Income (loss) from continuing operations before income taxes	86	(4,096)	1,194	8,604	5,996	11,784

Less:
Gains on sale of buildings	536	—	—	125	—	661
Unrealized rents	5	—	22	—	—	27
Interest income	—	2,337	—	—	6,038	8,375
Equity in gain of Joint Venture	—	—	123	—	—	123
Plus:
Unrealized rents	—	—	—	123	—	123
Equity in loss of Joint Venture	—	2,035	—	42	—	2,077
Interest Expense	—	—	1,012	—	42	1,054
Depreciation/Amortization	708	214	4,756	177	—	5,855
Management Co. Indirect	350	1,773	190	201	—	2,514
Allocated Corporate Expenses	646	1,581	160	169	—	2,556

Net Operating Income (loss)	1,249	(830)	7,167	9,191	—	16,777